Exhibit 99.1

iParty Corp. Announces Second Quarter 2012 Financial Results

DEDHAM, Mass.--(BUSINESS WIRE)--July 25, 2012--iParty Corp. (NYSE Amex: IPT - news), a leading party goods retailer, today reported financial results for its second quarter of fiscal year 2012, which ended on June 30, 2012.

Second Quarter 2012 Highlights

  Net income of $81 thousand for the second quarter of 2012, compared to net income of $43 thousand for the second quarter of 2011.
  The announcement of two new retail stores to be opened in the second half of 2012.
  Consolidated revenues of $19.56 million for the second quarter of 2012 with 52 stores open, a 0.3% decrease compared to the second quarter of 2011 with 53 stores open.
  Comparable store sales increase of 0.1% for the second quarter of 2012, and 3.7% for the six month period then ended, as compared to the applicable prior year periods.
  EBITDA for the second quarter of 2012 of $449 thousand, compared to EBITDA in the second quarter of 2011 of $487 thousand (See accompanying schedule for reconciliation of non-GAAP EBITDA to net income for the period).

Sal Perisano, iParty’s Chairman and Chief Executive Officer, stated, “We finished the second quarter with slightly higher net income than the 2011 second quarter and, year to date, we are ahead of last year on the bottom line. During the second quarter of 2012, we remained aggressive in our pricing and promotional efforts and accelerated markdowns of certain inventory for clearance. This resulted in lower merchandise margins than in the second quarter of 2011. Our consolidated revenues in the second quarter were flat from a year ago, despite having one less store this year than last year.”

Mr. Perisano further stated, “We are also very excited to be opening two new party superstores in our core Boston market. Our new locations in Waltham MA and Plaistow NH will be open for the Halloween holiday. In addition, we continue to make good progress securing sites for temporary Halloween stores for the 2012 season and believe we are well positioned as Halloween approaches, the most important part of our year.”

Operating Results

For the second quarter of 2012, consolidated revenues were $19.56 million, a 0.3% decrease compared to $19.62 million for the second quarter in 2011. Comparable store sales in the second quarter of 2012 increased 0.1% compared to the year-ago period. Consolidated gross profit margin was 38.4% for the second quarter of 2012 compared to a gross profit margin of 39.7% for the same period in 2011. Consolidated net income for the second quarter of 2012 was $81 thousand, or $0.00 per basic and diluted share, compared to consolidated net income of $43 thousand for the second quarter in 2011, which was also equal to $0.00 per basic and diluted share. On a non-GAAP basis, net income for the second quarter of 2012 before interest, taxes, depreciation and amortization (“EBITDA”) was $449 thousand compared to EBITDA of $487 thousand for the second quarter in 2011. EBITDA is calculated as net income (loss), as reported under United States generally accepted accounting principles (“GAAP”), plus net interest expense, depreciation and amortization and income taxes. The schedule accompanying this release provides the reconciliation of net income for the second quarters of 2012 and 2011, and net loss for the six-month periods then ended, under GAAP to a non-GAAP, EBITDA basis.

For the six-month year-to-date period ended June 30, 2012, consolidated revenues were $35.32 million, a 1.7% increase compared to $34.71 million for the first six months of 2011. Consolidated revenues for the first six months of 2012 included a 3.7% increase in comparable store sales from the year-ago period. Consolidated gross profit margin was 37.5% for the first six months of 2012, compared to 38.3% for the comparable period in 2011. For the six-month period, consolidated net loss was $1.15 million, or $0.05 per basic and diluted share, compared to a consolidated net loss of $1.47 million, or $0.06 per basic and diluted share for the first six months of 2011. On a non-GAAP basis, EBITDA net loss was $385 thousand compared to an EBITDA net loss of $569 thousand for the first six months of 2011.

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. is a party goods retailer that operates 52 iParty retail stores in New England and Florida and an internet site (www.iparty.com) for costume and party goods and party planning. iParty’s aim is to make throwing a successful event both stress-free and fun. With an extensive assortment of party supplies and costumes in our stores and available at our online store, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource to help them customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues and, of course, Halloween. In addition to the extensive assortment of costume and other merchandise available through iParty’s internet site, our web site focuses on increasing customer visits to our retail stores by highlighting the ever changing store product assortment for all occasions and seasons and featuring monthly coupons, store and online promotions and ideas and themes, offering consumers an easy and fun approach to any party. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Non-GAAP Financial Measures

Pursuant to the requirements of Regulation G, we have provided below reconciliations of any non-GAAP financial measures we use in this press release to the most directly comparable GAAP financial measures. We believe that our presentation of EBITDA, which is a non-GAAP financial measure, is an important supplemental measure of operating performance to investors. The discussion below defines this term, why we believe it is a useful measure of our performance, and explains certain limitations on the use of non-GAAP financial measures such as our use of EBITDA.

EBITDA

EBITDA is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles ("GAAP"), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. EBITDA is a non-GAAP financial measure and has been presented in this release because our management and the audit committee of our board of directors use this financial measure in monitoring and evaluating our ongoing financial results and trends. Our management and audit committee believe that this non-GAAP operating performance measure is useful for investors because it enhances investors' ability to analyze trends in our business and compare our financial and operating performance to that of our peers.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA has certain limitations. Our presentation of EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In particular, we have opened new stores through the expenditure of capital funded with borrowings under our bank line of credit. Our results of operations, therefore, reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes these expenses, provides helpful information about the operating performance of our business, but EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under GAAP, and should not be considered as an alternative to those measurements as an indicator of our performance.

Accordingly, EBITDA should be used in addition to and in conjunction with results presented in accordance with GAAP and should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA reflects additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

	For the three months ended		For the six months ended
RECONCILIATION OF NON-GAAP MEASURES	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011

Net income (loss) as reported under GAAP	$81,154	$43,253	$(1,154,112)	$(1,467,658)

plus, Interest expense, net	43,072	64,382	92,618	143,786
plus, Depreciation and amortization	324,368	379,497	676,544	754,779
plus, Income taxes	-	-	-	-
EBITDA, non-GAAP	$448,594	$487,132	$(384,950)	$(569,093)

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "plan," "outlook," and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: changes in consumer confidence and consumer spending patterns, particularly those impacting the New England region and Florida, which may result from, among other factors, rising or sustained high levels of unemployment, access to consumer credit, mortgage foreclosures, credit market turmoil, declines in the stock market, general feelings and expectations about the overall economy, and unseasonable weather; disruptions to our most important selling season, Halloween; the successful implementation of our growth and marketing strategies; our ability to access our existing credit line or to obtain additional financing, if required, on acceptable terms and conditions; rising commodity prices, especially oil and gas prices; effect of Chinese inflation on our suppliers and product pricing; our relationships with our third party suppliers; the failure of our inventory management system and our point of sale system; competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; risks related to e-commerce; the availability of retail store space on reasonable lease terms; and compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the NYSE Amex. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, "Risk Factors" of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our other periodic reports filed with the SEC. iParty is providing this information as of this date, and does not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

iPARTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011
Revenues	$19,562,979	$19,617,207	$35,316,724	$34,709,335
Operating costs:
Cost of products sold and occupancy costs	12,052,375	11,819,894	22,078,555	21,420,765
Marketing and sales	5,732,438	5,960,011	10,943,347	11,096,753
General and administrative	1,653,940	1,729,667	3,356,316	3,515,689

Operating income (loss)	124,226	107,635	(1,061,494)	(1,323,872)

Interest expense, net	(43,072)	(64,382)	(92,618)	(143,786)

Net income (loss)	$81,154	$43,253	(1,154,112)	(1,467,658)

Income (loss) per share:
Basic	$0.00	$0.00	$(0.05)	$(0.06)
Diluted	$0.00	$0.00	$(0.05)	$(0.06)

Weighted-average shares outstanding:
Basic	38,930,281	39,301,774	24,412,507	24,355,975
Diluted	39,422,446	39,905,404	24,412,507	24,355,975

iPARTY CORP.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	June 30, 2012	Dec 31, 2011
ASSETS
Current assets:
Cash	$62,450	$63,650
Restricted cash	463,236	819,604
Accounts receivable	707,685	1,377,234
Inventories	17,143,764	15,965,507
Prepaid expenses and other assets	1,554,260	1,415,780
Deferred income tax asset	46,762	46,762
Total current assets	19,978,157	19,688,537
Property and equipment, net	2,598,418	2,664,086
Intangible assets, net	466,630	626,900
Other assets	298,385	333,731
Deferred income tax asset	540,841	540,841
Total assets	$23,882,431	$23,854,095

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and book overdrafts	$8,418,001	$5,970,015
Accrued expenses	2,276,652	2,295,467
Current portion of capital lease obligations	-	4,613
Borrowings under line of credit	4,015,652	5,366,512
Total current liabilities	14,710,305	13,636,607

Long-term liabilities:
Deferred rent	1,514,400	1,504,973
Total long-term liabilities	1,514,400	1,504,973

Commitments and contingencies

Convertible preferred stock	13,001,508	13,012,668
Common stock	24,418	24,409
Additional paid-in capital	53,098,048	52,987,574
Accumulated deficit	(58,466,248)	(57,312,136)
Total stockholders' equity	7,657,726	8,712,515

Total liabilities and stockholders' equity	$23,882,431	$23,854,095

CONTACT:
iParty Corp.
David Robertson, 781-355-3770
Chief Financial Officer
drobertson@iparty.com